Exhibit 10.21

CONFIDENTIAL

EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into as of this 27th day of January 2011, by and among

1.	GlobeOp Financial ServicesLLC[1], a limited liability company organized under the laws of the State of Delaware (the “Service Provider”), and

2.	World Monitor Trust III, a Delaware Statutory Trust (the “Fund”).

WHEREAS, the Fund wishes to engage the Service Provider to perform certain services specified in Schedule A attached hereto (“Schedule A”); and

WHEREAS, the Service Provider is willing to provide such certain services under the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1)

Appointment. The Fund hereby appoints the Service Provider to serve as its administrator and to provide the services set forth in Schedule A in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Service Provider hereby accepts such appointment.

2)	Nature of Services; Delivery of Information to the Service Provider.

a)

Provided that the Service Provider receives all information necessary to enable it to do so and subject to applicable law and the terms and conditions of this Agreement, the Service Provider shall perform the duties and functions in connection with the activities of Kenmar Preferred Investments Corp., a Delaware corporation serving as the managing owner of the Fund (the “Managing Owner”), and/or the Fund as are set forth on Schedule A.

b)

The Fund hereby agrees, and covenants in the future for such time as this Agreement is in effect, to deliver, and cause its, the Managing Owner’s, Trading Advisor’s or their, as the case may be, agents, prime brokers, counterparts, brokers, counsel, advisors, auditors, clearing agents, and any other similar entity or other agents (together, “Clearers and Counterparties”), to deliver, to the Service Provider as specified by this Agreement or as otherwise instructed and on a timely basis, all information necessary to enable the Service Provider to perform its duties and provide the services contemplated to be performed by the Service Provider hereunder. This obligation of the Fund shall include, but not be limited to, (1) having the Managing Owner complete and amend, as necessary, summary valuation source and time reports (e.g., approved pricing sources, tolerance limits and pricing logic rules), (2) complying with the Fund’s requirements as set forth in the Service Provider’s Client Information Package (the “Client Package”) (e.g. documents related to the implementation phase such as bank account opening documents and certificates of authority) as in effect at such time (provided that any such effective Client Package has been delivered, and is reasonably acceptable, to the Fund), (3) providing all content and language requirements, if any, that arise based on the Fund’s or the Managing Owner’s (and/or its or their affiliates’)

[1]

GlobeOp, GFS and GlobeOp’s “G” logo are registered trademarks and service marks (“GlobeOp Marks”) of GlobeOp Financial Services LLC or its affiliates (collectively, “GlobeOp”). In addition, the website, www.globeop.com, and all content, trademarks, service marks, trade names and logos used herein are proprietary to GlobeOp or its licensors or agents. All other product or company names herein are trade and/or service marks of their respective owners.

regulatory status which apply to reports or other expected communications, if any, that the Service Provider will be providing on behalf of the Fund to third parties, (4) informing of any data retention or similar requirements, if any, that the Fund or the Managing Owner (and/or its or their affiliates) requires based on its or their regulatory requirements that differ from the Service Provider’s Data and Back Up Policy, and (5) having investors in the Fund deliver to the Service Provider proper documentation, including certain signed tax forms, that are necessary for the Service Provider to process subscriptions from and redemptions to the investors.

3)	Fees.

a)

Services Fee. As compensation for the performance by the Service Provider of services set forth on Schedule A after the date on which, in the case when the Fund is an existing fund, the Managing Owner commences communicating trade information to the Service Provider (1 April 2011 with a live date of 1 May 2011) ( the “Parallel Date”) or, in the case when the Fund will be a newly-launched funds, the Fund closes on investment moneys and commence business (the “Launch Date”), the Fund shall pay the Service Provider by wire transfer to the account specified by the Service Provider as set forth in clause (d) below, a services fee equal to the sum of the applicable row and columns in the fee table (the “Fee Table”) set forth below:

Fee Table

Beginning NAV (“BNAV”) (in US Dollars(“USD”)): The BNAV being determined as per the NAV cycle listed in Schedule B.	Charge for Administrative Services (basis points per annum):
Amount up to USD 2 billion	5 basis points
Amount greater than USD 2 billion up to USD 2.5 billion	4.5 basis points
Amount greater than USD 2.5 billion up to USD 3.0billion	4 basis points
Amount greater than USD 3 billion	4 basis points

(or, if the Service Provider later offers additional services and the parties hereto agree in writing that such additional services shall be offered hereunder, the sum of such amounts plus such additional agreed fee) (the “Services Fee”), payable monthly; provided that the Fund and all other funds managed by the Managing Owner and its affiliates shall, in the aggregate, collectively pay the Service Provider an amount of not less than USD 83,333.33 per month (the equivalent of US$1mm per year, which is the annual minimum) (aggregated under (i) this Agreement, (ii) the Middle/Back Office Services Agreement between the Service Provider and the Managing Owner dated on or about the date hereof (the “Kenmar Middle/Back Agreement” and collectively with this Agreement, the “Kenmar Agreements”), (iii) the Administrative Services Agreements between the Service Provider and its affiliates and other funds managed by the Managing Owner and its affiliates and (iv) the Middle/Back Office Services Agreements between the Service Provider and its affiliates and the Managing Owner and its affiliates). If such amount is below the USD $83,333.33 per month, then the Service Provider shall promptly notify Kenmar, and request Kenmar to provide the allocation of any shortfall amongst the funds utilizing the Service

Provider during that period. The Service Provider shall then, issue billing to the Fund for the shortfall as per the allocation provided by Kenmar. If no shortfall exists, then the Service Provider shall promptly notify Kenmar in writing each month as confirmation that the relationship exceeds the minimum monthly billing of US$83,333.33.

Fees are to be charged at the Master Fund Level, and for any feeder fund or feeder client (each, a “Feeder Fund”), no fees will be applied if the Feeder Funds are fully invested in the Master Fund. For any Feeder Fund that invests a portion of their NAV in any Master Fund, then the billable amount from the Service Provider shall exclude the Feeder Funds investments in Master Funds.

For the purposes of this Agreement, the term “Feeder Fund” shall mean a fund (e.g. segregated fund or managed account or client) investing all or a portion of its NAV in a master fund for which the Service Provider is requested to perform services including valuations and accounting each Business Day, NAV closings, annual and tax audit support. The term “NAV” shall mean the higher of (1) the Notional Fund Value (or (2) the net asset value of a Fund which is determined based on the sum or sums of the starting net asset value of a Fund determined as of the end of the last NAV period before such period commences, minus any investor redemptions or investor withdrawals at or about such period, plus any investor investments, reinvestments, deposits or other contributions at or near the commencement of such new month, stated in US Dollars. The term “Notional Fund Value” which is the amount designated in writing to the Trading Advisor by the Managing Owner and which the Managing Owner’s or Trading Advisor’s management fee is calculated. In the event that the Fund engages the Service Provider to provide a registered office in the Cayman Islands (the “Registered Office”) for the Fund, then the Fund shall pay the then-applicable fees and charges for such Registered Office pursuant to a separate Registered Office Services Agreement.

ii)

In the event that the Fund engages the Service Provider to perform corporate secretarial services in the Cayman Islands, then the Fund shall pay the then-applicable fees and charges pursuant to a separate Corporate Secretarial Services Agreement.

iii)

In the event that the Fund requests that the Service Provider prepare unaudited financial statements and supporting documentation, then the Fund shall pay the Service Provider pursuant to the Service Provider’s then-current fee structure for financial statements which fee structure shall be provided to the Fund at the time of such request by the Fund.[2]

iv)	The Service Provider shall assist with the establishment of a “subscription and redemption account” at JPMorgan Chase on behalf of the Fund. In order for the Service Provider to

[2]

(a) Level I: If the Service Provider provides unaudited position reports, unaudited trial balance reports and unaudited transaction reports via the portfolio accounting system (i.e. Advent Geneva® or a successor technological system) and all of the financial data is provided to third parties of the Managing Owner’s choice, then there shall be no cost to the Fund. (b) Level II: If the Service Provider provides draft financial statement schedules in Excel format for final completion by the Managing Owner or a third party, then the fees shall depend on the Fund’s structure, but is typically USD 15,000 (exclusive of applicable taxes) for a fund, including numerical calculations for footnote disclosures, and (c) Level III: If the Service Provider provides draft financial statements in Word format for the Managing Owner’s review and approval based on a pre-agreed template, including the main financial schedules and numeric footnotes, then the fees shall depend on the Fund’s structure, products, accounting complexity and reporting requirements. The fee generally will be approximately USD 20,000 (exclusive of applicable taxes) for a fund, but shall not include any professional formatting, typesetting or completion of any complex narrative disclosures which would be prepared by a fund’s auditors with the assent of the fund’s investment manager). Level IV: Upon request, the Service Provider may provide a higher level of unaudited financial statement reports which will generally be approximately USD 30,000 (exclusive of applicable taxes) for a fund. In each case, the unaudited financial statements drafted by the Service Provider are not intended to be final, and are subject to review and finalization by the Fund and its tax auditors.

process subscriptions and redemptions for the Fund, the Service Provider operates a lead bank account at JPMorgan Chase to accept incoming funds. Interest shall not accrue to the Fund or the Managing Owner until the funds pass through the anti-money laundering checks and are wired to the Fund’s accounts.

b)

Payment of Services Fee. The Services Fee shall be paid by the tenth (10th) calendar day following receipt of the relevant invoice (or, if such day is not a day on which commercial banks are open for business in New York, New York and the Cayman Islands, with holidays and weekends excepted (a “Business Day”), on the next succeeding Business Day).

c)

Payment of the Initial Services Fee; Partial Monthly Period. The initial Services Fee shall be due on the tenth (10th) calendar day following the Parallel Date or the Launch Date, as the case may be (or, if such day is not a Business Day, on the next succeeding Business Day). To the extent the initial Services Fee is payable for any partial month such as due to a partial month for the initial monthly period, the amount of such fee payable shall be reduced pro rata based on the actual number of days.

d)

Payment. The Fund shall pay the Service Provider when due all fees, reimbursements or other amounts, including any applicable sales tax and a wire preparation and execution fee of USD 60 per wire in excess of 200 wires with respect to payment of investor redemptions per contract year, due hereunder by wire transfer of freely transferable US Dollars to the account that an authorized officer of the Service Provider has most recently conveyed to the relevant party in writing, which initially shall be the following accounts:

Bank:	Citibank, N.A. 1040 Boston Post Road Rye, NY 10580
ABA:	021-000-089
A/C:	GlobeOp Financial Services LLC
A/C#:	114-88486.

e)

Withholdings. Any and all payments made to the Service Provider hereunder shall be made free and clear of, and without deduction for, any and all present and future taxes, levies, charges, setoffs, counterclaims, netting, or withholdings, and the Service Provider shall provide the Fund a completed Form W-8ECI.

4)

Agents. A portion of the services provided hereunder may be performed for the Service Provider by agents selected by the Service Provider; provided that any such agents are selected in good faith and with reasonable care. No such delegation by the Service Provider shall relieve the Service Provider of any of its obligations under this Agreement. With respect to any activities performed by an agent for the Service Provider in connection with services provided under Schedule A of this Agreement, the Fund will be provided the rights under this Agreement as to such agent as if such agent were the Service Provider. The Service Provider shall provide the Fund with written notice prior to the use of any agents and shall obtain the Fund’s prior written consent prior to the use of any agents that represent a material change from the Service Provider’s operations, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Service Provider shall not appoint any agents to perform the services relating to compliance with AML Laws, Regulations and Policies (defined below) applicable to it without the prior written consent of the Offshore Fund, which shall not be unreasonably withheld or delayed in the event that the proposed agent is a regulated financial services provider in a jurisdiction specified in Schedule 3 of the Money Laundering Regulations (as amended) of the Cayman Islands.

5)	Expenses and Additional Services.

a)

General. The Service Provider shall be responsible for retaining, supervising and discharging, and paying the fees, charges and expenses of, its employees and agents (including, without limitation, accountants and attorneys) engaged by the Service Provider to perform any of the services set forth on Schedule A. If (1) the Service Provider and the Fund mutually agree that it is necessary or appropriate for the Service Provider to provide a service that is not listed on Schedule A, (2) the Service Provider is willing to provide such additional service directly or by an agent, and (3) the parties agree to a mutually acceptable increase to the Services Fee for such service and amend Section 3(a) and the Schedule A to reflect such terms, then the Fund shall promptly commence paying the increased Services Fee. In addition, the Fund shall reimburse the Service Provider for any reasonable, documented out-of-pocket expenses or costs incurred by the Service Provider on behalf of (or attributable to) the Fund and the Managing Owner, provided that a reimbursable expense will be charged to the Fund only if it had been pre-approved with the written approval of the Fund or the Managing Owner. The Service Provider acknowledges and agrees that the Fund shall not be responsible to reimburse expenses or costs arising from ordinary overhead and similar internal expenses (including, without limitation, expenses associated with salaries, rent and ordinary equipment not described in (b) below) incurred by the Service Provider.

b)

Technology and Infrastructure. With respect to communication links, software, and non-Service Provider-produced data and software, the Fund hereby understands, agrees and acknowledges that the Service Provider shall have no liabilities whatsoever to the Fund as to or arising from such communication links, software or data (e.g. Reuters data, exchange data, telephone and internet service providers). The Service Provider makes no warranties or representations as to the accuracy, timeliness, completeness or use for such links, software or data, or as to their continued service or availability.

c)

Services to be Provided Hereunder. Schedule A identifies the services to be provided hereunder. It is expressly agreed that the duties of the Service Provider and the services to be provided by the Service Provider are limited to those duties and services specifically set forth on Schedule A (as such may be amended in writing by mutual agreement at any time hereafter) and that the Service Provider has no other duties (including but not limited to fiduciary or other similar duties) to the Fund. The Fund agrees and covenants that any and all of its communications with other persons (legal or natural) will not describe the Service Provider’s services and duties in any way that is likely to be misleading.

d)

Corrections. The Fund, as well as any applicable agents or beneficiaries thereof, hereby agree to use reasonable efforts upon receipt of reports or other communications to identify errors that it is or they are in a position to identify and to promptly identify any such errors to the Service Provider.

e)

Expense Invoices. All written invoices for reimbursable expenses, that have been pre-approved with the written approval of the Fund or the Managing Owner ,incurred by the Service Provider (including the fees, charges and expenses of all independent agents) shall be submitted to the Fund on a monthly basis after ascertained and the Fund shall be required to pay by wire transfer, to the account specified by the Service Provider, all such sums owing within ten (10) calendar days after the date such invoice is received; provided, however, that if the Service Provider does not receive payment of all such sums owing by the date due, the Service Provider shall be entitled to receive interest on the unpaid balance of such sums as set forth in Section 6(d) below.

6)	Term and Termination.

a)

Term. The term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2012, in the absence of a termination earlier pursuant to the subsections below, provided that on such date and on each one-year anniversary thereof this Agreement shall automatically renew unless the Fund provides the Service Provider written notice of termination at least sixty (60) calendar days’ prior to such date with effect for such date. If due to changes in applicable law it becomes unlawful (as evidenced by an opinion of outside legal counsel, a copy of which shall be provided to the Fund) for the Service Provider to carry out one or more of the services and the Service Provider reasonably determines that compliance with such new law could have a material adverse effect (economic, legal, reputational or otherwise) on the Service Provider, then the Service Provider shall be able to remove, in its sole discretion, any such services from Schedule A by providing notice thereof to the Fund and the Service Provider shall reduce the Monthly Services Fee accordingly.

b)

Termination by the Fund. The Fund may, in its sole discretion, terminate this Agreement as at the close of business on any Business Day upon at least sixty (60) calendar days’ prior written notice to the Service Provider. In the event that this Agreement is terminated by the Fund for any reason during the first twelve (12) months of the initial term of this Agreement other than material breach by the Service Provider, then the Fund must pay, in equal monthly instalments, the greater of (A) the remaining outstanding balance of the annual minimum services fee (that is the sum of the minimum Monthly Services Fee that would be due and payable on a monthly basis through the first twelve (12) months of the initial term of this Agreement) and (B) the Monthly Services Fee, based on the most recently published NAV, that would be due and payable for the following sixty (60) calendar days. Following the completion of the final calculation of the month-end NAV, the service fees applicable to the final sixty (60) calendar days period shall be compared to the payments made for such period. If payments were made in excess of the applicable amount, the Service Provider shall refund such balance. If, instead, there is a remaining balance of service fees owed for that period, the Fund shall pay that amount in full. In the event that this Agreement is terminated by the Fund for any reason following the first twelve (12) months of the initial term of this Agreement other than material breach by the Service Provider, then the Fund shall pay the Services Fees, based on the most recently published NAV, that would be due and payable for the following sixty (60) calendar days. For the avoidance of doubt, the Service Provider shall not publish investor statements or provide audit or tax support until such payment of estimated amount is received.

In addition, the Fund may terminate this Agreement at any time by five (5) days prior written notice to the Service Provider, if:

i)	The Service Provider materially breaches this Agreement and does not cure such breach within thirty (30) days after its receipt of notice thereof;

ii)

The Service Provider (i) goes into liquidation, (ii) becomes bankrupt, (iii) has a receiver appointed over its assets, (iv) is unable to pay its debts as they fall due, (v) commences negotiations with its creditors with a view toward adjustments or rescheduling of its indebtedness or (vi) makes a general assignment of its assets for the benefit of its creditors; or

iii)	The Service Provider takes any corporate or company action or legal proceedings are instituted for the winding-up or dissolution of either of GFSCL or GFSLLC.

c)

Termination by the Service Provider. The Service Provider may, in its sole discretion, terminate this Agreement as at the close of business on any Business Day upon at least one hundred and eighty (180) calendar days’ prior written notice to the Fund; provided, however, that such notice period may be reduced with the written consent of the Fund. Notwithstanding the foregoing, if it is determined by the Service Provider that the Fund (i) is in material breach of this Agreement (including, but not limited to for nonpayment pursuant to (d) below) and has failed to cure such breach within thirty (30) calendar days of being requested to remedy it or made a material misrepresentation hereunder, or (ii) is performing or has performed an illegal act, based on the Service Provider’s obtaining an opinion of outside legal counsel assessing the legality of such act or contemplated act a copy of which shall be provided to the Fund (which opinion shall be deemed determinative for the purpose of this provision), then in each case the Service Provider shall have the right, in its sole discretion, to terminate this Agreement upon at least five (5) calendar days’ prior written notice to the Fund.

d)

Termination By Service Provider For Failure To Pay Monthly Services Fee or Other Amounts Due Hereunder or For Cause. If the Fund fails to pay any installment of the Monthly Services Fee or any other amount due to Service Provider hereunder, including reimbursements, for a period of three (3) calendar days after such amount is due (i.e., 3 calendar days following the due date, which is 10 calendar days from the date of receipt of the invoice), the Service Provider may, in its sole discretion, terminate this Agreement as of the close of business on any Business Day upon at least five (5) calendar days’ prior written notice to the Fund, in addition to the prior invoice notification (which such notice shall be the same and not in addition to any 5-day notice identified in Section 6(c) above). In addition, if the Service Provider does not receive payment of all of the Monthly Services Fee by the date due, the Service Provider shall be entitled to receive interest on the unpaid balance of such Monthly Services Fee based on the then prevailing Federal Funds Rate (as defined below) plus two per centum (2%) compounded daily from the date such payment was due until such payment is received by the Service Provider, in addition to its ability to act under this Section 6(d); provided, however, that this sentence shall have no applicability and be of no further effect the event of any termination of this Agreement pursuant to Section 6(b)(1). For purposes of this Agreement, the “Federal Funds Rate” shall mean a fluctuating interest rate equal to the weighted average of the rate on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Service Provider from three Federal Funds brokers of recognized standing selected by it. Also, the Service Provider may in its sole discretion terminate this Agreement for cause upon not less than five (5) calendar days’ notice if the Service Provider notes its material disagreement with one or more of the Managing Owner’s valuation marks or other activities (e.g. fraudulent or illegal) of which the Service Provider is aware, has the necessary information to conclude that such valuation mark is both incorrect and has a material effect on the Fund’s valuations, informs the Fund and the Managing Owner of its disagreement and, provides the Fund and the Managing Owner in writing with the information upon which it has based its conclusion, after doing so has not received a satisfactory response from the Fund or the Managing Owner and, to the extent practicable, has advised and consulted with the relevant auditor.

e)	Payments Upon Termination.

i)	Termination by Either Party. If this Agreement is terminated pursuant to Section 6(b), 6(c) or 6(d) hereof, upon the effective date of any such termination, the Fund shall pay the Service

Provider by wire transfer, to an account specified by the Service Provider, all fees and expenses, if any, owed to the Service Provider up to and including the date of termination.

ii)

Transfer of Books and Records. As soon as reasonably practicable following the termination of its appointment becoming effective, the Service Provider shall, as directed by the Fund, transfer all books and records as are in its possession or control with respect to the Fund, or copies of such information to the extent that it should retain information pursuant to its Data and Back Up Policy and/or other relevant policies, to any replacement service provider or to such other person as the Fund may request.

f)

Cooperation with Transfer. Upon expiration or termination of this Agreement, the Service Provider shall use its best efforts to cooperate with the Fund in the transfer of the Service Provider’s obligations hereunder to the Fund or its designee.

7)

Non-Exclusivity and Related Activities. The nature of the duties of the Service Provider hereunder shall not preclude the Service Provider from providing services of a comparable or different nature to any other client. Furthermore, nothing herein contained shall prevent the Service Provider or any of its affiliates from contracting or entering into any custodial, financial, banking, technological, or brokerage or other arrangement or transaction with the Fund, with any of their competitors, agents, clearers, prime brokers, or counterparts, or any shareholder or beneficiary thereof or any company or entity any of whose securities are held by or for the account of any of the foregoing or from being interested in any such transactions. Also, the Fund hereby understands that the Service Provider may have relationships with providers of technology, data or other services to the Fund and the Service Provider may receive economic and/or other benefits in connection with the Fund’s activities, including but not limited to their use of technological, communications or other services.

8)

Non-Solicitation. No party shall solicit for employment any of the other parties’ Employees with whom it has had contact during the term of this Agreement without the prior written authorization of the affected party, as applicable. If a party hires any such Employee, without such authorization, said party shall pay the affected party, an amount equal to such Employee’s total first year compensation at the hiring party. “Employee” means any person then employed a party or who has been employed by a party during the immediately prior 180 days.

9)	Publicity.

a)

Neither the Service Provider nor the Fund shall distribute any publicity, including press releases, regarding the nature of this Agreement without receiving the prior written approval of the other. Unless directed otherwise in writing, the Service Provider shall be permitted to refer to the Fund as a current or past client.

b)

Notwithstanding the foregoing, the Service Provider acknowledges and agrees that the Fund and the Managing Owner are subject to various laws, rules and regulations. The Service Provider agrees that the Fund and the Managing Owner may make disclosures required by such laws, rules and regulations as it deems appropriate under the circumstances.

10)	Representations, Warranties and Covenants of the Service Provider.

a)	Each of the Service Providers represents, warrants and covenants to the Fund that:

i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing thereunder;

ii)	it, and its signatories, have the requisite power and authority to enter into, deliver and perform its obligations under this Agreement;

iii)

it will not by entering into this Agreement (A) be required to take any action contrary to its constitutional documents or any applicable statute, law or regulation of any jurisdiction which would materially limit or materially adversely affect its ability to perform its duties under this Agreement or (B) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

iv)

this is a valid and legally binding agreement enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

v)

to the extent applicable, it will maintain in full force and effect all material registrations, licenses or consents of any governmental entity or other authority that may be required in connection with its activities and will comply in all material respects with all applicable laws, regulations and orders to which it may be subject;

vi)

maintains anti-money laundering policies and procedures that comply with applicable federal anti-money laundering regulations, as well as the applicable anti-money laundering laws, rules and regulations of the laws of the Cayman Islands (“AML Laws, Regulations and Policies”), which AML Laws, Regulations and Policies include policies and procedures to verify the identity of prospective subscribers and internal control procedures that require the Service Provider to develop, maintain, assess and test anti-money laundering compliance systems and controls and report suspicious activity (“Internal Controls”);

vii)	maintains privacy policies and procedures that comply with applicable laws, rules and regulations;

viii)

maintains a business continuity/disaster plan that is designed to permit the Service Provider to provide the services described in Schedule A in the event of any full or partial disaster and shall provide to the Fund and the Managing Owner the executive summary of its most recent business continuity/disaster recovery plan, anti-money laundering policies and procedures, and privacy policies and procedures, and shall provide the Fund and the Managing Owner any updates or amendments thereto;

ix)

it shall during the term of this Agreement continue to comply with the AML Laws, Regulations and Policies and the Service Provider’s anti-money laundering, privacy and business continuity/disaster recovery policies and procedures and shall, upon the Fund’s request provide to the Fund and the Managing Owner annual certifications regarding its anti-money laundering, privacy and business continuity/disaster recovery policies and procedures and the Service Provider’s compliance therewith;

x)

it shall provide the Fund or its authorized agents with reasonable access to non-confidential information which it may require to satisfy themselves of the reliability of the Service Provider’s systems and procedures to ensure compliance by the Fund with the AML Laws, Regulations and Policies. The Service Provider shall also respond promptly to any other reasonable requests for information that the Fund may make in order to fulfill the Fund’s obligations to monitor the performance by the Service Provider of the services described in Schedule A;

xi)

it shall promptly deliver to the Fund and the Managing Owner, to the extent permitted by applicable law, notice of any AML Laws, Regulations and Policies violation, suspicious activity, suspicious activity investigation or filed suspicious activity report that relates to any prospective investor in the Fund;

xii)

it shall cooperate with the Fund and the Managing Owner and deliver information reasonably requested by them, to the extent permitted by law, concerning investors that purchased interests in, or shares of, the Fund necessary for the Fund and the Managing Owner to comply with AML Laws, Regulations and Policies; and

xiii)	it shall comply with the SAS 70, or its successor, provisions set forth on Schedule B attached hereto.

b)

Such representations, warranties and covenants shall continue during the term of this Agreement and if, at any time, any event has occurred which would make any of the foregoing representations or warranties not true, the Service Provider shall notify the Fund in writing.

11)	Representations and Warranties of the Fund.

a)	The Fund represents and warrants to the Service Provider that:

i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing thereunder;

ii)	it, and its signatories, have the requisite power and authority to enter into, deliver and perform its obligations under this Agreement;

iii)

it will not by entering into this Agreement (A) be required to take any action contrary to its constitutional documents or any applicable statute, law or regulation of any jurisdiction which would materially limit or materially adversely affect its ability to perform its duties under this Agreement or (B) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

iv)

this is a valid and legally binding agreement enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

v)

with respect to all of its transactional and related activities, the relevant party(ies) is authorized to enter into such transactions on its behalf or on behalf of the relevant party and (a) it has made its own independent decisions to enter into and negotiate the terms of such transactions and as to whether such transactions are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, it being understood that no communication (written or oral) received from the Service Provider shall be deemed to be advice, assurance or guarantees as to the investment performance or results with respect to any transactions; (b) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such transactions, and it is also capable of assuming, and assumes, the risks of such transactions, and (c) the Service Provider is not acting as a fiduciary for or an adviser to it in respect of such transactions or any of its other activities; and

vi)

to the extent applicable, it will maintain in full force and effect all registrations, licenses or consents of any governmental entity or other authority that may be required in connection with its activities and will comply in all material respects with all applicable laws, regulations and orders to which it may be subject.

b)

Such representations and warranties shall continue during the term of this Agreement and if, at any time, any event has occurred which would make any of the foregoing representations or warranties not true, the relevant Fund shall notify the Service Provider in writing.

12)	Independent Contractor; Data.

a)

The Service Provider shall for all purposes herein be deemed to be an independent contractor with respect to the Fund. The Fund hereby understands, agrees and acknowledges that in no event shall the Service Provider be deemed to be a general agent, partner or joint venture partner of the Fund or responsible for any of the Fund’s actions, activities or omissions, whether from a risk management, disclosure, compliance, trade allocation, or other perspective. Moreover, the Service Provider acknowledges and agrees that any data provided to the Service Provider by the Fund, the Managing Owner or a third party on their behalf shall be owned by and be the property of the Fund or Managing Owner, as the case may be. The Fund acknowledges and agrees that the form of any report produced by the Service Provider’s (or affiliate’s) activities (exclusive of any Fund Data (as defined herein)), and any arrangement, compilation or by-product of such reports, is owned by and the property of the Service Provider (or such affiliate), it being agreed that the Service Provider (or such affiliate) shall not use or publish the data or reports prepared for the Fund or the Managing Owner without obtaining the Fund’s consent. The Fund hereby gives such consent to the Service Provider’s use and storage of the data and reports in the ordinary course of its business relating to the Fund. The Service Provider shall grant the Fund a non-exclusive irrevocable internal use license to use and to store the Service Provider’s reports relating to the Fund’s ordinary course of business without incurring any royalties or additional fees for such license and subject to the confidentiality provisions set forth under Section 15 herein.

b)

All Fund Data (defined below) shall remain the property of the Fund. The Fund Data shall not be (i) used by the Service Provider other than in connection with providing the services contemplated by this Agreement, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by the Service Provider, or (iii) commercially exploited by or on behalf of the Service Provider, its employees or agents. The foregoing shall also not prohibit Service Provider from using the Fund Data in tracking and reporting on its customers generally or making public statements about such subjects as its business or industry, provided that neither Managing Owner nor the Fund are named in such public statements without their prior written consent. At the Fund’s expense, the Service Provider shall upon written request, promptly return to the Fund, in the format and on the media in use as of the date of request, all, or any requested portion of, the Fund Data; however, the Service Provider may maintain archival copies of any Fund Data, which shall be used by the Service Provider solely for back-up, archival, audit, enforcement of contractual rights, or in connection with fulfilling legal or regulatory obligations. The Service Provider performs data backup in accordance with its then-current policies during the term of this Agreement. The Service Provider shall not disclose or use any Fund Data except for the purposes detailed above and in the course of carrying out its obligations under this Agreement. The Service Provider shall not disclose the Fund Data to its third party service providers without the consent of the Fund. For clarity, disclosure to Service Provider affiliates in connection with the performance of services under this Agreement is expressly permitted. The Service Provider shall ensure that each person or entity to whom or to which the Service Provider may disclose the Fund Data in connection with the Service Provider’s performance of its obligations under this Agreement shall, prior to any such disclosure of information, agree to use or disclosure restrictions sufficient for carrying out the Service Provider’s obligations under this Agreement. The Service Provider shall maintain commercially reasonable information security measures to protect the Fund Data from unauthorized disclosure or use. The Service Provider shall maintain and enforce at all of its locations where the Fund Data is received, accessed, stored, processed, or transmitted, security procedures that provide reasonable security designed to prevent infiltration of or unauthorized access to any and all systems, databases and networks which receive, access, store, process or transmit the Fund Data, including firewall-based protections, virus testing and scanning, intrusion protection and access control with appropriate password and other authentication protections.

“Fund Data” means all data of the Fund provided to the Service Provider by the Fund or any service provider thereof including, but not limited to, data related to securities trades and other transaction data, investment returns, issue descriptive data, market data and the like, and all output and derivatives thereof. For purposes of clarification, “Fund Data” shall include any information received by the Service Provider from (1) the Fund’s clearing broker or Trading Advisor’s(s), (2) the managed accounts or other vehicles in which the Fund invests, or (3) any administrator or clearing broker for such managed accounts or other vehicles.

13)	Liability and Indemnification.

a)

Unless the relevant action or omission giving rise to a claim is found by a final determination of an arbitrator, mediator or court of competent jurisdiction, as the case may be, to have resulted primarily from the fraud, gross negligence or willful misconduct of an Indemnified Party (as defined below) in connection with the performance of its duties and obligations under this Agreement, none of the Service Provider, its officers, directors, members, shareholders, employees, affiliates or agents, or any of their successors and assigns, (each an “Indemnified Party”) shall be liable to the Fund, or any of their officers, directors, investors, beneficiaries or employees, or any of their respective successors or assigns, under this Agreement or otherwise for any action taken or omitted by any of them in connection with this Agreement or the business and affairs of the Fund. In addition, the parties hereby agree that neither shall be liable to the other for any amount pertaining to a circumstance arising during the parallel or pre-launch period.

b)

In any event the Indemnified Party’s total liability arising in contract, tort (including but not limited to gross negligence), misrepresentation, restitution or otherwise arising in connection with the performance of this Agreement shall be limited to the greater of: (i) the price paid under the Monthly Services Fee under all Services Agreements that the Service Provider has with the Managing Owner, its affiliates under common control and the funds they manage (including the Fund), for the five (5) years prior to the resolution of any dispute or termination of this Agreement, whichever is the greater; or (ii) USD Five Million.

c)	Except with respect to the indemnification obligations set forth below, neither the Fund, on the one hand, nor the Service Provider, on the other, shall have any liability to the other for consequential, exemplary, special, incidental or punitive damages incurred in connection with any claim arising out of or relating to this Agreement including but not limited to loss of business or lost profits.

d)

Unless the action or omission by an Indemnified Party is found by a final determination of an arbitrator, mediator or court of competent jurisdiction, as the case may be, to have resulted primarily from the fraud, gross negligence or willful misconduct of an Indemnified Party in connection with the performance of its duties and obligations under this Agreement, the Fund shall promptly indemnify and hold harmless all Indemnified Parties from and against any and all losses, claims, judgments, liabilities, costs, expenses (including, without limitation, reasonable legal fees and expenses) and amounts paid in settlement (provided such settlement was approved in writing by the Fund, which approval shall not be unreasonably withheld or delayed) of any claims arising out of, or in connection with, any action taken or omitted by any Indemnified Party in connection with this Agreement or the business, actions and affairs of the Fund and/or arising out of, or in connection, with any delay or failure by the Fund to perform its obligations hereunder on a timely basis. In addition, the parties hereby also agree and acknowledge that the Service Provider and its agents and affiliates shall be held harmless and fully indemnified from and against any and all losses, claims, judgments, liabilities, costs, expenses (including, without limitation, reasonable legal fees and expenses) and amounts paid in settlement by the other party(ies) hereto resulting from if the Fund or the Managing Owner, or any of their agents, knowingly provided the Service Provider any information known by such provider to be false or untrue.

e)

Each Indemnified Party shall be entitled to rely on the advice of the Managing Owner’s or the Fund’s legal counsel, accountants and/or other experts or professional advisors, and any act or omission of such Indemnified Party acting in reliance upon such advice will in no event subject him, her, or it to liability to the Fund, or its shareholders, or any of their employees, or their respective successors or assigns under the Agreement.

f)

With respect to any claim or action for which indemnification will be sought by an Indemnified Party, such Indemnified Party will promptly, after knowledge of such claim, notify the Fund in writing in as much detail as possible as to the existence and nature of the claim, but the failure to so notify shall not relieve the Fund from any liability that it may otherwise have to such Indemnified Party except to the extent that the Fund is materially prejudiced or forfeit any substantive rights or defenses as a result of such failure. The Fund will be entitled to participate in such claim and, to the extent desired, to assume the defense thereof (except for claims deemed by the Indemnified Party to have the potential to affect the reputation of Indemnified Party), with counsel of its choice, provided that the Indemnified Party may participate in (but not control) such defense. If the Fund does assume the defense of any claim, the Indemnified Party will have the right to undertake the defense of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Fund (subject to the right of the Fund to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof).

g)

Consent. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement of any claim that might give rise to liability of the Fund without the Fund’s written consent, which will not be reasonably withheld, delayed or conditioned. If the Fund elects to settle any such claim solely by the payment of monetary damages, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Fund to the Indemnified Party will be limited, (except for claims deemed by the Indemnified Party to have the potential to affect the reputation of Indemnified Party), to the amount offered as monetary damages by the Fund in such compromise or settlement.

h)

After any final judgment or award shall have been rendered by a tribunal, administrative agency or court of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the parties to the dispute shall (subject to the terms of this Agreement) have arrived at a mutually-binding agreement with respect to each separate matter subject to indemnity hereunder, the Indemnified Party shall forward to the Fund notice of any sums due and owing it pursuant to this Agreement with respect to such matter and the Fund shall be required to pay all sums owed by it to the Indemnified Party within ten (10) Business Days after the date of such notice.

14)	Books and Records; On-site Visits.

a)	The Service Provider shall make and keep the following books and records of the Fund:

i)

An itemized daily record of each Investment transaction of the Fund, showing the transaction date, quantity, Investment, and, as applicable, price or premium, delivery month or expiration date, whether a put or a call, strike price, underlying contract for future delivery or underlying physical, the futures commission merchant carrying the account and the introducing broker, if any, whether the commodity interest was purchased, sold, exercised, or expired, the gain or loss realized, and any commission or give-up fee. “Investments” means any financial instruments traded by the Fund or an investment fund or a managed account in which the Fund is invested or any investment manager for any of the foregoing, including but not limited to securities, indices, commodities, futures contracts, forward contracts, foreign exchange commitments, swap contracts, spot (cash) commodities and other items, options on any of the foregoing, and any rights pertaining to the foregoing contracts, instruments or investments throughout the world.

ii)	A journal of original entry or other equivalent record showing all receipts and disbursements of money, securities and other property.

iii)

A subsidiary ledger or other equivalent record for each member or shareholder of the Fund showing the member’s or shareholder’s name and address and all funds, securities and other property that the Fund received from or distributed to the member or shareholder.

iv)	Adjusting entries and any other records of original entry or their equivalent forming the basis of entries in any ledger.

v)	A general ledger or other equivalent record containing details of all asset, liability, capital, income and expense accounts.

vi)	Cancelled checks, bank statements, journals, ledgers, invoices, computer generated records, and all other records, data and memoranda prepared or received in connection with the operation of the Fund.

b)	The Service Provider shall maintain the books and records set forth in Section 14(a) above at Services Provider’s Harrison facility located at 1 South Road, Harrison NY 10528.

The Service Provider shall notify the Managing Owner immediately if it changes the location at which any of the books and records set forth in Section 14(a) above are maintained.

c)

In the event of a request to the Fund or the Managing Owner by the Commodity Futures Trading Commission (“CFTC”), National Futures Association (“NFA”), United States Department of Justice, Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”) or any other agency authorized to review any of the books and records specified in Section 14(a) above in accordance with the Commodities Exchange Act (“CEA”), the Advisers Act, and CFTC and SEC regulations or other applicable law, the Service Provider shall, within one (1) Business Day following receipt of a written request from the Managing Owner, provide the originals of any of the books and records set forth Section 14(a) above to the Managing Owner at the Managing Owner’s main office. The Service Provider shall make available the books and records set forth in Section 14(a) above to:

i)

representatives of the CFTC, NFA, United States Department of Justice, SEC, FINRA or any other agency authorized to review any such books and records in accordance with the CEA, the Advisers Act, and CFTC and SEC regulations or other applicable law for inspection and copying during normal business hours and, upon request of any of the foregoing, copies must be sent by mail within one (1) Business Day; and

ii)

members or shareholders in the Fund for inspection and copying during normal business hours and, upon request, copies must be sent by mail to any member or shareholder within five (5) Business Days, provided that such request is made in accordance with, and subject to, the terms of the Fund’s limited liability company operating agreement or articles of association, as the case may be, as determined by the Managing Owner, including without limitation that (i) reasonable reproduction and distribution costs are paid by such member, and (ii) the request is for a purpose reasonably related to the Fund’s business and/or the member’s interest in the Fund (as determined by the Managing Owner).

d)

The Service Provider shall notify, to the extent permitted by applicable law, the Fund and the Managing Owner immediately in writing in the event that the Service Provider receives a request pursuant to Section 14(c) above, and shall provide the Fund and the Managing Owner with (i) a written description of the books and records reviewed and (ii) copies of all documents reviewed or provided to such persons.

e)

The Service Provider shall maintain all of the books and records set forth in Section 14(a) above for a period of at least seven (7) years after termination of this Agreement. Upon request by the Fund, the Service Provider shall deliver copies of such documents to duly-appointed successors to the Service Provider upon termination of this Agreement.

f)

The Service Provider agrees that each of the Fund and the Managing Owner shall have the right, upon submitting reasonable advance written notice to the Service Provider, to review or allow its agent to review during normal business hours the books and records set forth in Section 14(a) above; provided that such review shall be limited in access and scope to avoid exposure to any confidential information relating to the Service Provider or its other clients; and provided further that such review shall not limit the reasonable access of the Fund’s auditors to the Fund’s accounting books and records.

15)	Confidential Relationship.

a)

Except as contemplated by this Agreement or as otherwise required or requested by law, regulation or legal process, the Fund and the Service Provider shall, and shall cause their employees to, treat non-public information pertaining to the business affairs of each other, including but not limited to the each other’s software capabilities, technical, technological and operational information, know-how, processes, methods and marketing and business plans, as confidential and shall not disclose such information to any persons. Except as otherwise required or requested by law, regulation or legal process or except as otherwise agreed to, the Service Provider and the Fund each agree to treat the terms and conditions and existence of this Agreement and the services to be provided by the Service Provider hereunder as confidential and not to disclose any such terms and conditions to any persons other than directors, officers, members, auditors, legal advisers or other authorized agents of the Service Provider or the Fund, as the case may be; provided, however, that upon the prior consent of the Fund the Service Provider shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of the Service Provider; and provided further that upon the prior review and consent of the Service Provider (which consent shall not be unreasonably withheld) the Fund shall have the right to identify the Service Provider and to describe the services provided by the Service Provider and the material terms of this Agreement in the offering documents, due diligence questionnaire and marketing-related documents of the Fund and the Managing Owner.

b)

Neither the Fund nor the Service Provider shall use any confidential information owned by or belonging to the other to create or redistribute any computer software program, materials, methods, processes or output that are substantially similar to the software, materials, methods, processes or output owned by or belonging to the other party. Neither the Fund nor the Service Provider shall copy, reverse engineer, disassemble or decompile, or otherwise attempt to derive the source code for the software owned by the other party.

16)

Assignment. This Agreement may not be assigned by any of the parties without the express prior written consent of each of the other parties hereto, which consent may be given or withheld in their sole discretion.

17)

Successors. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective legal representatives, heirs, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18)

Irreparable Harm. Each party hereto acknowledges and agrees that the other party will be irreparably harmed in the event that such party breaches Sections 8, 9 or 15 and that monetary damages alone cannot fully compensate the non-breaching party for such harm. Accordingly, each party hereto hereby agrees that the non-breaching party shall be entitled to injunctive relief to prevent or stop breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the requirement of posting any bond.

19)

Third-Party Beneficiaries. The Managing Owner and each Indemnified Party are third-party beneficiaries under this Agreement and shall be entitled to enforce any of the terms hereunder that relate to them. Other than the Managing Owner and each Indemnified Party, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto, their respective successors and permitted assigns.

20)	Amendment or Modification. This Agreement may not be amended or modified except by the written consent of all of the parties hereto.

21)

Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) overnight courier, (iv) any confirmed facsimile or (v) any confirmed electronic mail, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Service Provider:

GlobeOp Financial Services LLC

One South Road

Harrison, New York 10528

United States of America

Attention: General Counsel

Tel: +1 914.670.3600

Fax: +1 914.670.3961

e-mail: legalnotices.ops@globeop.com

If to the Fund:

World Monitor Trust III

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Tel: +1 914.307.7020

Fax: +1 914.307.4045

e-mail: legaldept@kenmar.com; Fundadmin@Kenmar.com

With a copy to:

Kenmar Preferred Investments Corp.

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Tel: +1 914.307.7020

Fax: +1 914.307.4045

e-mail: legaldept@kenmar.com; Fundadmin@Kenmar.com

22)

Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any events occurring or matter arising while this Agreement was in effect, including but not limited to the survival of Sections 3, 5 (including in connection with the Fund’s nonpayment, or late payment, of amounts due hereunder), 7, 12, 13, 14, 15 (with respect to Section 15, for a period of one year from the date of termination of this Agreement except with respect to the provisions pertaining to intellectual property which shall survive in perpetuity), 22, 23, 24, 25 and 27 hereof, unless the Service Provider waives this sentence in writing.

23)

No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

24)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law principles).

25)

Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation, the parties agree (i) to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration in connection with this Agreement, (ii) if the mediation called for in clause (i) above is unsuccessful in resolving the dispute, such dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of the Agreement, shall be resolved by arbitration in New York City conducted in the English language by three arbitrators (one selected by the Service Provider, one selected by the Managing Owner and the third selected by the two party-designated arbitrators) pursuant to the Commercial Arbitration Rules of the American Arbitration Association, save that, unless the parties agree otherwise, neither party shall be required to give the general discovery of documents, but may be required to produce only specific, identified documents which are relevant to the dispute; (iii) to waive any rights to litigation and any rights they might otherwise have to a trial, or trial by jury; and waive any immunities, including but not limited to sovereign immunity, which may otherwise apply; and (iv) that such dispute, any and all resolution or arbitration procedure(s), and any findings or results shall be held strictly confidential.

26)

Force Majeure. If the Service Provider is prevented or delayed from performing any of its obligations under this Agreement by reason of a natural or man-made disaster or other acts of God, armed conflict, act of terrorism, riot, or labor disruption, sabotage, strikes or changes in applicable law (in such case which makes performance impossible or unlawful), or sustained disruption in communications or the Service Provider’s systems, or other events or circumstances beyond the Service Provider’s control, then the Service Provider shall notify the Fund of such event or circumstance and of the obligations the performance of which is thereby delayed or prevented, and the Service Provider shall thereupon be excused the performance or punctual performance, as the case may be, of such obligations for so long as the relevant event or circumstance of delay or prevention may continue; provided, however, that the Service Provider shall use its reasonable endeavors to mitigate the disruption of its services under this Agreement and to restore usual services as soon as possible.

27)

Intellectual Property. The Fund agrees not to remove or obliterate any copyright, trade or service mark or other proprietary rights notices of GlobeOp from any GlobeOp materials. The Fund further agrees to reproduce any and all such notices used in GlobeOp materials, including but not limited to the GlobeOp Marks (as defined herein), and attribute all GlobeOp names, trade and service marks to GlobeOp in each of the Fund’s use of such names, trade and service.

28)	Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

29)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

30)

Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

31)

Entire Agreement. This Agreement and the schedules hereto constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise in relation to such matters, shall be binding upon the parties hereto.

IN WITNESS WHEREOF, this Administrative Services Agreement has been executed for and on behalf of the undersigned the day and year first above written.

GLOBEOP FINANCIAL SERVICES LLC

By:	/s/ Andrea L. Dulberg
Name:	Andrea L. Dulberg
Title:	Member of the Management Committee

By:	/s/ Elizabeth K. Krumeich
Name:	Elizabeth K. Krumeich
Title:	Authorized Signatory

WORLD MONITOR TRUST III – SERIES J

By:	KENMAR PREFERRED INVESTMENTS CORP.,
its Managing Owner

	By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President
and Chief Operating Officer

Schedule A

List of Administrative Services

The Fund and affiliates thereof understand, acknowledge and agree that the Service Provider’s ability to perform the Services set forth below is subject to the terms of the Agreement and the Service Provider’s timely receipt of all necessary information from the necessary persons, including, but not limited to, the Managing Owner, the Trading Advisor, the Fund, their prime brokers, clearers, and the receipt of such information in an accurate and complete form in an electronic file format acceptable to the Service Provider.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

The Service Provider or its agent, as applicable, shall provide the following services.

Subscription and Redemption Procedures

1.

(a) Process and review Subscription Agreements (as such may be amended from time to time) submitted by prospective and existing investors in connection with their investment in the Fund to assess and determine, based on the information provided, and the representations made, by each such prospective investor in the Subscription Agreement, such investor’s eligibility to subscribe for shares or interests in the Fund (including, without limitation, (A) confirming (1) that the name of the investor conforms generally to the name on the bank account from which the funds with respect to such investor’s investment are being wired and (2) that the financial institution from which the investor is wiring funds with respect to its investment is located and regulated in a Schedule 3 Country as listed under the Regulations (as defined below); and if not (1) and (2), confirm that the investor has provided all the relevant information and documentation requested in the relevant Subscription Agreement; (B) confirming that the investor has represented (1) that the prospective investor (or any person controlling or controlled by the prospective investor, or for whom the prospective investor is acting as agent or nominee in connection with its investment, or if the prospective investor is a privately-held entity, any person having a beneficial interest in the prospective investor) is not a prohibited country, territory, individual or entity listed in the U.S. Department of Treasury Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons (the “OFAC List”); and (2) that the proposed investor is not a foreign bank account used to provide banking services indirectly to a prohibited foreign shell bank; (C) maintaining records of information used to verify a person’s identity, including name, address and other identifying information, as well as business correspondence and account files related to the transactions in accordance with the AML Laws, Regulations and Policies to which it is subject; and (D) performing a check each Business Day of the Fund’s investors names versus the OFAC List and checking each Business Day for additions to such list); (b) process instruments of transfer, exchange requests and redemption or withdrawal requests, and, in connection therewith, will, as necessary, communicate with Fund investors when necessary; and (c) pay any such redemption or withdrawal requests to the same account from which the original investment was remitted or as specified in the Subscription Agreement, unless otherwise instructed by the Board of Directors of a Fund (the “Directors”), an officer of the general partner of a Fund (the “General Partner”) or a designee thereof, approving such redemption or withdrawal.

2.

Record subscription payments received in connection with the receipt of acceptable subscription applications, disburse payments to shareholders or interest holders upon permissible redemptions or withdrawals, and arrange the necessary wires from a Fund or other directed actions in connection with dividends declared or capital allocations and authorized by the Directors or the General Partner of a Fund as have been identified to the Service Provider.

3.

Assist in the establishment by each Fund of a bank account for the initial receipt of moneys invested and from which moneys may be returned to shareholders who are redeeming shares or receiving money dividends or to interest holders who are receiving capital allocations.

4.	Assist in the wiring of moneys from a Fund’s bank account, at the Fund’s, its Directors’, its General Partner or its Managing Owner’s instructions, to such other accounts as may be instructed.

5.

Review all money wired in or out of the bank accounts of the Fund and, in connection with its administration of the Fund domiciled in the Cayman Islands (each, an “Offshore Fund”), carry out the Service Provider’s anti-money laundering obligations and procedures (including having and complying with its own internal reporting procedures to identify and report suspicious activity, monitor the Service Provider’s internal compliance with laws relating to money laundering and test the Service Provider’s anti-money laundering compliance systems and control and report suspicious activity (“Internal Controls”)) in accordance with (i) the Proceeds of Crime Law, (ii) the Cayman Islands Money Laundering Regulations and (iii) the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands (the “Guidance Notes”), each as may be amended or revised from time to time (such Law, Regulations and Guidance Notes collectively referred to as the “Regulations”), and carry out the anti-money laundering procedures set forth in Section 1 of this Schedule A for the Fund in accordance with the Regulations pursuant to the delegation hereby to the Service Provider of such functions to be performed on behalf of the Fund and record keeping procedures relating to (A) the verification of identity, (B) business correspondence with, and account files relating to, prospective investors, to the extent that the foregoing may be relevant or useful to an investigation, including enquiries regarding complex or unusual transactions and (C) transactions of all prospective investors in the Offshore Fund (the “Procedures”). The Fund can and shall rely on the Service Provider to comply with its own anti-money laundering obligations, as described above, in accordance with the Regulations. The Service Provider will review all money wired in or out of bank accounts of Fund domiciled in the United States of America (each, an “Onshore Fund”) in order to carry out similar anti-money laundering procedures for such Fund. In addition, the Service Provider will perform a check each Business Day of subscribers to the Fund against the OFAC List. Without prejudice to the Fund’s delegation to the Service Provider of the anti-money laundering functions set forth in Section 1 of this Schedule A, the parties understand and agree that, as provided in the Guidance Notes, the Fund shall be ultimately responsible for ensuring that they are compliant with their own anti-money laundering obligations. If requested, the Service Provider shall (i) provide the Cayman Islands Monetary Authority (“CIMA”) and/or the Offshore Fund with written evidence of its suitability, eligibility and license to perform the administrative services pursuant to this Schedule A, (ii) provide the Cayman Islands Financial Reporting Authority, CIMA or other governing authorities with information obtained and held with respect to the Offshore Fund’s investors and assets, and (iii) shall, upon the Fund’s request, provide to the Fund and the Managing Owner annual certifications regarding its anti-money laundering, privacy and business continuity/disaster recovery policies and procedures and the Service Provider’s compliance therewith;

6.

Maintain a register of holders of shares or interests in each Fund (each, a “Register”), it being noted for the avoidance of doubt that the Register includes any management shares of the Fund, if applicable, and enter on such Register allotments of shares or interests, transfers of shares or interests, etc.; prepare list of shareholders or interest holders and supply such information as the Directors or General Partner may from time to time require; and, subject to all applicable laws and any necessary consents or approvals, hold the Register open for inspection at the transfer office on its business days (holidays and weekends excepted) during usual business hours.

Accounting and Reporting to Investors

7.

Calculate and arrange for the disbursement of the management fee and the performance or incentive fee in accordance with the offering memorandum or partnership agreement and produce performance information.

8.

Subject to the approval and/or authorization by the Managing Owner or other person authorized by the Fund, arrange for the disbursement of payments of Directors’ fees and expenses, Service Provider fees and expenses, and other costs and expenses incurred by a Fund of which the Service Provider is informed.

9.

Calculate and distribute the Net Asset Value following each Net Asset Value period as directed by the Fund by its Articles of Association, partnership agreement, offering documents, or as otherwise directed by its Directors, General Partner, Managing Owner or agents, with pricing information determined by the Service Provider after receiving from a Fund or its Managing Owner the pricing procedure instructions, if available, provided that (i) the pricing procedures include the relevant type of outstanding position and such source has a current price at or about such time and (ii) the Service Provider has access to the necessary data source at such time, which Net Asset Value will be communicated to investors.

10.

If requested and authorized by a Fund, the Managing Owner or an agent thereof, provide standard reports via the portfolio accounting system (i.e. Advent Geneva® or a successor technological system) in respect of such Fund and shall transmit such reports to the relevant Fund together with such other data as a Fund reasonably requires in connection with the relevant Fund’s auditors’ audit of its financial statements. In the alternative, if requested and authorized by a Fund, the Managing Owner or an agent thereof, and subject to Section 3(a), Fees, of this Agreement, provide year-end draft financial statements in accordance with United States Generally Accepted Accounting Principles and shall transmit such draft financial statement reports to the relevant Fund for its review, amendment and approval.

11.

Upon request by a Fund’s Directors, General Partner or Managing Owner, transmit electronically (or by other means, if necessary) to existing shareholders or interest holders a periodic investor statement with possible additional communications from the Fund or Managing Owner, if received sufficiently timely (provided that it is understood, for the avoidance of doubt, that the Fund or its Managing Owner shall draft such communications and shall bear sole responsibility for the accuracy and completeness of such communications and that neither the Service Provider nor any of its agents intends to send marketing or other offering documents to the Fund’s prospective investors)

12.	Account for a side pocket investment when the Managing Owner advises the Service Provider that a side pocket investment has been put into place.

SCHEDULE B

SAS 70 Provisions

Definitions.

For purposes of this Schedule B the following terms shall have the following meanings:

“SAS 70” means Statement on Auditing Standards No. 70 or any successor, including but not limited to SSAE 16.

“SAS 70 Review” means a review of the Service Provider’s internal controls by an independent auditing firm retained by the Service Provider in order to prepare a Type II SAS 70 Report.

“SAS 70 Review Firm” means the independent auditing firm retained by the Service Provider to prepare a Type II SAS 70 Report on the Service Provider’s internal controls.

“Type II SAS 70 Report” shall mean a report issued by the SAS 70 Review Firm pursuant to a Type II service auditor’s examination for the Service Provider in accordance with the American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 70 which report includes the following: (i) whether the Service Provider’s description of its internal controls presents fairly, in all material respects, the relevant aspects of the Service Provider’s controls that had been placed in operation as of a specific date; (ii) whether the controls were suitably designed to achieve specified control objectives; (iii) whether the controls that were tested were operating with sufficient effectiveness to provide reasonable assurance that the control objectives were achieved during the specified period; and (iv) any other information as required by SAS 70 or its successor.

1.	SAS 70 Review; Type II SAS 70 Report.

a)	The Service Provider shall procure a SAS 70/ISAE report that is at least as broad as the 2009/2010 report.

b)

By no later than December 1 (and by December 1 of each subsequent year during the term of this Agreement), the Service Provider shall obtain and deliver to the Fund and the Managing Owner a Type II SAS 70 Report expressing the SAS 70 Review Firm’s opinion on:

•

Whether the Service Provider’s description of controls and applications present fairly, in all material respects, the relevant aspects of the Service Provider’s controls that had been placed in operation as of the report date

•

Whether those controls are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described controls were complied with satisfactorily and the Service Provider’s clients applied those aspects of internal control contemplated in the design of the Service Provider’s controls;

•

Whether the controls that were tested were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in the SAS 70 Review Firms’ description of those tests were achieved during the period specified.

c)

By no later than December 1, the Service Provider shall direct the SAS 70 Review Firm retained by the Service Provider to communicate with the Fund and/or the Managing Owner regarding a summary of the Type II SAS 70 Report.

d)

The Service Provider shall deliver to the Fund and the Managing Owner any updates or amendments to the Type II SAS 70 Report within a reasonable period of time following the Service Provider’s receipt thereof.

e)

The Service Provider shall within a reasonable period of time inform the Fund and the Managing Owner of any material issues that may arise during the SAS 70 Review that could delay the Type II SAS 70 Report.

f)

The Service Provider shall permit the Fund or the Managing Owner or either or both of their auditors to communicate with an authorized representative of the Service Provider on a periodic basis as to the status of the SAS 70 Review and the Type II SAS 70 Report.

g)

By no later than January 15 (and by January 15 of each subsequent year during the term of this Agreement), the Service Provider shall deliver to the Fund and the Managing Owner a representation letter, signed by the Service Provider’s President and Chief Executive Officer (or person or persons with similar functions) that there have been no material changes in the Service Provider’s key controls for the period the SAS 70 report ended through December 31(and for the period the SAS 70 report ended through December 31 for each subsequent year during the term of this Agreement).

h)	The Service Provider shall promptly (and in any event within five (5) Business Days) notify the Fund and the Managing Owner in writing of any material changes to its key controls.

i)	The Fund’s and the Managing Owner’s auditors shall be permitted to use and rely on the Type II SAS 70 Report in connection with their audits of the Fund and the Managing Owner’s control environment.

2.

Remedies for failure of Section 1 Should the Service Provider fail to deliver the Type II SAS 70 Report specified in Section 1(b) in the time period specified therein, the Service Provider shall have ten (10) Business Days to cure such failure. The Service Provider, the Fund and the Managing Owner shall work together in good faith to resolve any such failure and shall, at their own cost and expense, take all steps necessary to assist the Fund and/or the Managing Owner in complying with its or their obligations under applicable laws.